The Trustees of the Trust recommend that shareholders of PCM U.S. Government and High Quality Bond Fund approve a new management contract with Putnam Investment Management, Inc., which provides for an increase in the management fees payable by the fund to Putnam Management.

WHY DID PUTNAM MANAGEMENT RECOMMEND A NEW MANAGEMENT FEE
SCHEDULE?

Putnam Management believes that the new management fee schedule will help insure that Putnam management receives fees for its services that are competitive with fees paid by other mutual funds to high-quality investment managers. In recent years, Putnam Management has noted a general increase in the complexity of the investment process and in the competition for talented investment personnel. Putnam Management believes than maintaining competitive management fees will, over the longer term, enable it to continue to provide high-quality management services to the fund.

WHAT IS THE EFFECT OF THE NEW MANAGEMENT FEE SCHEDULE?
Under the new management contract, the annual management fee paid by the fund to Putnam Management would be increased as follows:

Existing fee   Proposed fee
0.60%     First $500 million  0.65%
          Next $500 million   0.55%
          Next $500 million   0.50%
          Next $5 billion     0.45%
          Next $5 billion     0.425%
          Next $5 billion     0.405%
          Next $5 billion     0.39%
          Thereafter          0.38%

Based on the net assets of the fund as of December 31, 1994, the new management fee would have resulted in an increase of $0.03 in annual expenses for each $100 invested. In addition, the new fee schedule, unlike the old schedule, provides for lower fee rates as the fund's assets increase and would, in fact, result in a fee decrease if its net assets exceed $1 billion.

HAS THE FUND'S MANAGEMENT FEES EVER BEEN INCREASED?

The fund's current management fee schedule has not been changed since the fund's inception in 1988.

WHEN WILL THE VOTE ON THE MANAGEMENT FEE INCREASE TAKE PLACE?
A notice of meeting, proxy and voting instruction cards, and proxy statement have been mailed to PCM U.S. Government and High Quality Bond Fund shareholders of record and contract and policy owners on or about May 1, 1995. A meeting of shareholders will be held on July 13, 1995.

Proxy statements include further details. You should encourage your clients to read the instructions before voting.

WHO IS ELIGIBLE TO VOTE?

Shareholders of record at the close of business on April 21, 1995, are entitled to vote on the management fee proposal. The Hartford Life Insurance Companies and Investors Life Insurance Company of North America will vote shares of the fund held by then in accordance with voting instructions received from variable annuity contract and variable life insurance policy owners for whose accounts the shares of the fund are held.

HOW HAS PCM U.S. GOVERNMENT AND HIGH QUALITY BOND FUND PERFORMED?

As part of any decision regarding management fees, shareholders may wish to consider how the fund has performed.

     TOTAL RETURN             ANNUALIZED
     AS OF 12/31/94           RETURN
     Life (since 2/1/88)       8.08%
     5 years                   7.85
     3 years                   5.00
     1 year                   -3.23

Performance assumes reinvestment of distributions at net asset value, represents past results, and does not account for taxes or for charges and fees payable at the separate account level. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Another was of evaluating the performance of the PCM U.S. Government and High Quality Bond Fund is to compare it to other funds with similar investment objectives and strategies and that underlie variable insurance subaccounts. When evaluated in such a group ranked by Lipper Analytical Services, the total return of shares of PCM U.S. Government and High Quality Bond Fund ranked in the top 24% of 24 such funds for the twelve months ended December 31, 1994, in the top 19% of 21 such funds for the three years ended December 31, 1994, and in the top 28% of 17 such funds for the five years ended December 31, 1994. These rankings be Lipper, of corporate debt A-rated funds underlying variable insurance subaccounts, do not take into account charges and fees payable at the subaccount level. Past performance is not indicative of future results.


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